Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

 PRODUCT REVENUES UP 35% VERSUS FULL YEAR 2006

BRANCHBURG, NJ, February 27, 2008 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for the fourth quarter and full year ended December 31, 2007.  Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss the fourth quarter and full year financial results.

Fourth Quarter 2007 Results

Product revenues for the fourth quarter were $52.6 million, up 34%, compared to $39.3 million reported for the same period in 2006.  The increase in product revenue was primarily due to an increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 38% to $46.9 million in the current quarter compared to $33.9 million in the fourth quarter of 2006.  Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased 13% to $3.1 million in the quarter from $2.8 million in the fourth quarter of 2006.  Repliform® revenues decreased in the quarter to $1.9 million from $2.1 million in the same quarter in 2006.

Operating income for the fourth quarter of 2007 decreased 1% to $9.3 million compared to operating income of $9.4 million in the fourth quarter of 2006.  Operating income in the fourth quarter of 2007 was negatively impacted by higher than normal legal fees and the previously announced settlement of a non-product related claim.

Net income for the fourth quarter of 2007 was $5.5 million, or $0.16 per diluted share, compared to net income of $6.2 million, or $0.18 per diluted share in the fourth quarter of 2006.  The settlement noted above reduced diluted net income per share by approximately

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$0.03 in the current quarter.  Prior year fourth quarter diluted net income per share included approximately $0.01 of tax benefit resulting from legislation enacted by Congress in December 2006 which retroactively reinstated the research and development tax credit.  As a result, in 2006 the Company recognized the full-year tax benefit of its research and development tax credits in the fourth quarter, whereas in 2007 the benefit was recognized throughout the year.

Full Year 2007 Results

Product revenues for full year 2007 were $190.5 million, up 35%, compared to $140.6 million in 2006.   AlloDerm® product revenues increased 40% to $167.1 million compared to $119.4 million in the prior year.  Orthopedic product revenues increased 27% to $12.3 million in the year from $9.7 million in 2006.  Repliform® revenues were $7.8 million compared to $8.1 million in 2006.

Operating income increased 30% to $43.4 million in 2007 compared to $33.3 million in 2006.

Net income for 2007 was $26.9 million, or $0.78 per diluted share, compared to net income of $20.5 million, or $0.60 per diluted share income in the prior year.

LifeCell’s balance sheet remains strong with $97.9 million of cash and investments and no debt at December 31, 2007.  During 2007, the Company generated cash flow from operating activities of $29.2 million, offset by $12.4 million of cash used for capital expenditures.

Full Year 2008 Financial Outlook

As previously announced, the Company is projecting product revenues for 2008 in the range of $233.0 million to $243.0 million, which represents expected annualized growth between 22% and 28% compared with preliminary 2007 product revenues of $190.5 million.  The Company expects its product revenue mix in 2008 to be approximately 90% reconstructive, 7% orthopedic and 3% urogynecology.  The Company is projecting 2008 operating income in the range of $57.0 million to $62.0 million, with diluted net income per share projected to be in the range of $0.98 to $1.06.

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Conference Call Information

As previously announced, the Company will host a conference call today at 10:00 a.m. Eastern.  The dial-in number for the call is (877) 419-6590/domestic or (719) 325-4855/international.  A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information – Investor Relations.  The call will be archived on the Company’s website for at least 90 days.

A recording of the call will be available through March 6, 2008.  The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820.  The replay access code is 4743271.

About LifeCell

LifeCell is the leading provider of innovative biological products for soft tissue repair.  Surgeons use our products to restore structure, function and physiology in a variety of reconstructive, orthopedic and urogynecologic surgical procedures.  LifeCell’s products include: ALLODERM® regenerative tissue matrix, for plastic reconstructive, general surgical, burn and periodontal procedures; STRATTICE™ reconstructive tissue matrix, for plastic reconstructive and general surgical  procedures; GRAFTJACKET® regenerative tissue matrix, for orthopedic applications and lower extremity wounds;   ALLOCRAFT®DBM,  for bone grafting procedures; and REPLIFORM® tissue regeneration matrix for urogynecologic surgical procedures.  The Company’s research and development initiatives include programs designed to extend the use of its current marketed products into new surgical applications as well as expanding its product line in the rapidly growing biosurgery market.  LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements

The 2007 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-K report for the year ended December 31, 2007.  This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2008 operating results.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; product recalls; claims for damages by third-parties, including product liability claims; our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of independent sales and marketing agents and distributors to adequately promote, market and distribute our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K and our other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this news release.

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

(In thousands, except for per share data)	Three Months Ended December 31,		Year Ended December 31,
Statement of Operations Data:	2007	2006	2007	2006
Revenues:
Product revenues	$52,599	$39,337	$190,518	$140,647
Research grant revenues	-	292	612	1,033
Total revenues	52,599	39,629	191,130	141,680

Costs and Expenses:
Cost of products sold	15,646	11,022	56,090	40,856
Research and development	6,547	4,889	23,547	16,500
General and administrative	8,773	4,762	24,580	18,618
Selling and marketing	12,314	9,553	43,480	32,376
Total costs and expenses	43,280	30,226	147,697	108,350

Income from operations	9,319	9,403	43,433	33,330

Interest and other income (expense), net	912	865	4,028	2,793

Income before income taxes	10,231	10,268	47,461	36,123

Income tax provision	4,754	4,042	20,578	15,654

Net income	$5,477	$6,226	$26,883	$20,469

Net income per common share:
Basic	$0.16	$0.19	$0.81	$0.62
Diluted	$0.16	$0.18	$0.78	$0.60
Shares used in computing net income per common share:
Basic	33,565	32,977	33,345	32,769
Diluted	34,817	34,113	34,534	34,007
(In thousands, except for per share data)

	December 31,
Selected Balance Sheet Data:	2007	2006
Cash, cash equivalents and investments	$97,922	$77,846
Receivables, net of allowance	25,734	22,286
Inventories	44,267	23,801
Accounts Payable & accrued liabilities	45,796	27,822
Working Capital	128,331	94,711
Total Assets	216,998	157,121
Total debt obligations	-	-
Total stockholders’ equity	171,202	129,299

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